Exhibit 5.1

Paul, Weiss, Rifkind Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

212-373-3000

212-757-3990

January 15, 2016

Spectrum Brands, Inc.

3001 Deming Way

Middleton, Wisconsin 53562

Registration Statement on Form S-1

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Spectrum Brands, Inc., a Delaware corporation (the “Company”), each of the entities listed on Schedule I hereto (each a “Delaware Corporate Guarantor”), each of the entities listed on Schedule II hereto (each a “Delaware LLC Guarantor,” and together with the Delaware Corporate Guarantors, the “Delaware Guarantors”) and each of the entities listed on Schedule III hereto (each a “Non-Delaware Guarantor,” and together with the Delaware Guarantors, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”), you have asked us to

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furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the offer and sale of the Company’s outstanding 6.375% Senior Notes due 2020 (the “2020 Notes”), its 6.625% Senior Notes due 2022 (the “2022 Notes”), its 6.125% Senior Notes due 2024 (the “2024 Notes”) and its 5.750% Senior Notes due 2025 (the “2025 Notes” and, collectively with the 2020 Notes, the 2022 Notes and the 2024 Notes, the “Notes”) and guarantees of the Notes by the Guarantors (the “Guarantees”) in connection with ongoing market-making transactions in the Notes by and through affiliates of the Company.

The 2020 Notes and the 2022 Notes have been issued by the Company in accordance with the terms of the indenture (the “2020/2022 Notes Base Indenture”), dated as of November 16, 2012, by and between Spectrum Brands Escrow Corp. and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the supplemental indenture, dated as of December 17, 2012, among the Company, the guarantors party thereto and the Trustee, as further supplemented by the supplemental indenture, dated as of March 5, 2014, among the Company, the guarantors party thereto and the Trustee, as further supplemented by the supplemental indenture, dated as of October 16, 2014, among the Company, the guarantors party thereto and the Trustee, as further supplemented by the supplemental indenture, dated as of February 24, 2015, among the Company, the guarantors party thereto and the Trustee, and as further supplemented by the supplemental indenture, dated as of June 23, 2015, among the Company, the guarantors party thereto and the Trustee (together, the “2020/2022 Notes Supplemental Indentures” and, together with the 2020/2022 Notes Base Indenture, the “2020/2022 Notes Indenture”).

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The 2024 Notes have been issued by the Company in accordance with the terms of the indenture (the “2024 Notes Base Indenture”), dated as of December 4, 2014, among the Company, the guarantors party thereto and the Trustee, as trustee, as supplemented by the supplemental indenture, dated as of February 24, 2015, among the Company, the guarantors party thereto and the Trustee, and as further supplemented by the supplemental indenture, dated as of June 23, 2015, among the Company, the guarantors party thereto and the Trustee (together, the “2024 Notes Supplemental Indentures” and, together with the 2024 Notes Base Indenture, the “2024 Notes Indenture”).

The 2025 Notes have been issued by the Company in accordance with the terms of the indenture (the “2025 Notes Base Indenture”), dated as of May 20, 2015, among the Company, the guarantors party thereto and the Trustee, as trustee, as supplemented by the supplemental indenture, dated as of June 23, 2015, among the Company, the guarantors party thereto and the Trustee (the “2025 Notes Supplemental Indenture” and, together with the 2025 Notes Base Indenture, the “2025 Notes Indenture”). The 2020/2022 Notes Indenture, the 2024 Notes Indenture and the 2025 Notes Indenture are collectively referred to herein as the “Indentures.”

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. the Registration Statement (including the preliminary prospectus included therein);

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2. the 2020/2022 Notes Base Indenture (including as exhibits thereto the form of 2020 Note and the form of 2022 Note) and the 2022/2022 Notes Supplemental Indentures;

3. the 2020 Notes;

4. the 2022 Notes;

5. the 2024 Notes Base Indenture (including as an exhibit thereto the form of 2024 Note) and the 2024 Notes Supplemental Indentures;

6. the 2024 Notes;

7. the 2025 Notes Base Indenture (including as an exhibit thereto the form of 2025 Note) and the 2025 Notes Supplemental Indenture; and

8. the 2025 Notes.

In addition, we have examined: (i) such corporate records of the Company and each Delaware Corporate Guarantor that we have considered appropriate, including a copy of the certificate of incorporation, as amended, and by-laws, as amended, of the Company and each Delaware Corporate Guarantor, certified by the Company and each such Delaware Corporate Guarantor, respectively, as in effect on the date of this letter, and copies of resolutions of the board of directors of the Company and the Delaware Corporate Guarantors, relating to the issuance of the Notes and the Guarantees, respectively, certified by the Company and each such Delaware Corporate Guarantor, respectively, as in effect on the date of this letter; (ii) such limited liability company

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records of each Delaware LLC Guarantor that we have considered appropriate, including the certificate of formation and operating agreement of each Delaware LLC Guarantor certified by each such Delaware LLC Guarantor, respectively, as in effect on the date of this letter and copies of the resolutions of the direct or indirect manager or sole or managing member of each Delaware LLC Guarantor, relating to the issuance of the Guarantees, certified by each such Delaware LLC Guarantor, respectively, as in effect on the date of this letter; and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon oral and written statements of officers and representatives of the Company, the representations and warranties of the Company and the Guarantors made in the Documents as to factual matters and upon certificates of public officials and the officers of the Company and the Guarantors.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, that: (i) each Non-Delaware Guarantor is validly existing and in good standing under the laws of its jurisdiction of organization,

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(ii) each Non-Delaware Guarantor has all necessary power and authority to execute, deliver and perform its obligations under the Indentures and the Guarantees, (iii) the execution, delivery and performance by each Non-Delaware Guarantor of the Indentures and the Guarantees has been duly authorized by all necessary corporate action or limited liability company action, as applicable, and do not violate such party’s certificate or articles of incorporation, articles of association, by-laws, operating agreements or other organizational documents or the laws of its jurisdiction of organization and (iv) the due execution and delivery of the Indentures and the Guarantees by each Non-Delaware Guarantor under the laws of its jurisdiction of organization.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. The Notes constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. The Guarantees with respect to the Notes constitute legal, valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms, except that enforceability of such Guarantees may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

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The opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Schedule I

Delaware Corporate Guarantors

Name	State or Other Jurisdiction of Incorporation or Organization
Applica Mexico Holdings, Inc.	Delaware
Armored AutoGroup Inc.	Delaware
Armored AutoGroup Sales Inc.	Delaware
ROV Holding, Inc.	Delaware
STP Products Manufacturing Company	Delaware
The Armor All/STP Products Company	Delaware
United Industries Corporation	Delaware

Schedule II

Delaware LLC Guarantors

Name	State or Other Jurisdiction of Incorporation or Organization
AA Group (U.S.) – A LLC	Delaware
AA Group (U.S.) – B LLC	Delaware
National Manufacturing Mexico A LLC	Delaware
National Manufacturing Mexico B LLC	Delaware
ROV International Holdings LLC	Delaware
SB/RH Holdings, LLC	Delaware

Schedule III

Non-Delaware Guarantors

Name	State or Other Jurisdiction of Incorporation or Organization
National Openings, LLC	Pennsylvania
Salix Animal Health, LLC	Florida
Schultz Company	Missouri